ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20140102445-43
Ross Miller Secretary of State State of Nevada	Filing Date and Time 02/11/2014 10:34 AM
	Entity Number E0190912011-5

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

NEUROMAMA, LTD.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Board of Directors of the Corporation authorized the designation of 1,000,000 shares of the Corporation's preferred stock as Series A Preferred Stock. The voting powers, preferences, limitations, restrictions are contained in the attached Schedule "A".

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. Reset

Nevada Secretary of State Stock Designation
Revised: 3-6-09

SCHEDULE “A”

CERTIFICATE OF DESIGNATION

PREFERENCES AND RIGHTS

of

SERIES A PREFERRED STOCK

(Pursuant to Section 78.1955 of the

Nevada Revised Statues)

NEUROMAMA, LTD., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), the Articles of Incorporation of which was filed in the office of the Secretary of State of Nevada on March 31, 2011, hereby certifies that the Board of Directors of the Corporation (the "Board of Directors" or the "Board"), pursuant to authority of the Board of Directors as required by Section 78.1955 of the Nevada Revised Statutes, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation's previously authorized 10,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I. DESIGNATION AND AMOUNT

The Shares of the series shall be designated and known as the Series A Preferred Stock of the Corporation.  The Series A Preferred Stock shall consist of 1,000,000 shares.  Such Series A Preferred Stock is referred to herein as the “Series A Preferred Stock”.

II. DIVIDENDS

The Holder of Series A Preferred Stock will not be entitled to receive dividends of any kind, including but not limited to any dividends paid on Common Stock.

III. CONVERSION

The Series A Preferred Stock shall not be convertible into Common Stock at any time.

IV. LIQUIDATION PREFERENCE

The Series A Preferred Stock shall not have any rights with respect to liquidation preference upon the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

NEUROMAMA, LTD. CERTIFICATE OF DESIGNATION

V. VOTING RIGHTS

(a)

Voting with Common Stock.  Each share of the Series A Preferred Stock shall vote together with the holders of the Common Stock and have ten thousand (10,000) votes on all matters on which shareholders of the Corporation shall be entitled vote and be entitled to a vote on all matters submitted to the shareholders.  For example, if a matter is presented to the shareholders for a vote and there are 10,000 Series A Preferred shares outstanding and entitled to vote on the matter, then the Holder of the Series A Preferred Stock would be granted 100,000,000 votes.

(b)

Class Voting Rights.  So long as the Series A Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 67% of all outstanding Series A Preferred Stock voting separately as a class, (i) Amend, alter or repeal (by merger or otherwise) any provision of the Certificate of Incorporation or the By-laws of the Corporation, as amended, as to adversely affect the relative rights, preferences, qualifications, limitations, or restrictions of the Series A Preferred Stock, (ii)  effect any reclassification of the Series A Preferred Stock.

A class vote on the part of the Series A Preferred Stock shall, without limitation, specifically not be deemed to be required (except as otherwise required by law or resolution of the Corporation’s Board of Directors) in connection with; (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock which ranks junior to, or on a parity with, the Series A Preferred Stock in respect to the payment of dividends and distributions upon liquidation, dissolution or winding up of the Corporation; or (b) the authorization, issuance or increase in the amount of any bonds, mortgages, debentures or other obligation of the Corporation.

VI. MISCELLANEOUS

(a)

Headings.  The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b)

Severability.  Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy.  If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c)

Except as may otherwise be required by law, the shares of the Series A Preferred Stock shall not have any powers, Designation, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

NEUROMAMA, LTD. CERTIFICATE OF DESIGNATION

(d)

Lost or Stolen Certificates Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (iii) in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date.

(e)

Waiver Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holder of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Holder.

(f)

Notices.  Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally at the Holder’s address appearing on the books of the Company, by nationally recognized overnight carries or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party.

IN WITNESS WHEREOF, the undersigned declares under penalty of perjury under the laws of the State of Nevada that he has read the foregoing Certificate of Designation and knows the contents thereof, and that he is duly authorized to execute the same on behalf of the Corporation, this 6th day of February, 2014.

NEUROMAMA, LTD.

By:	/s/ Igor Weselovsky
Name:	Igor Weselovsky
Title:	President, Chief Executive Officer & Director

NEUROMAMA, LTD. CERTIFICATE OF DESIGNATION